INTERNATIONAL TOWER HILL MINES LTD

Suite 1901
1177 West Hastings Street
Vancouver, BC
Canada V6E 2K3

Tel 604.683.6332
Fax 604.408.7499
www.internationaltowerhill.com
TSX.V - ITH

March 15, 2007

Redstar Gold Corp.
Redstar Gold USA Inc.
615 – 800 West Pender Street
Vancouver, British Columbia
CANADA V6C 2V6

Attention: Scott Weekes,
President

Dear Mr. Weekes:

Re: Binding Letter of Intent: Painted Hills Property, Humboldt County, Nevada

This letter is being provided to you in accordance with our recent discussions in order to document the agreement between International Tower Hill Mines Ltd. ("ITH") and Redstar Gold Corp. ("Redstar"), which holds, through its wholly owned subsidiary, Redstar Gold USA Inc. ("Redstar USA"), rights to the "Painted Hills" exploration project located in Humboldt County, Nevada and more particularly set forth and described in Exhibit A (together with all data in respect thereof, the "Property"), whereby ITH and Redstar, through their US affiliates, will enter into a joint venture with respect to the Property. The intent of this letter is to confirm the terms and conditions of the joint venture as agreed among us.

We confirm our agreement as follows:

1. Title to Property. ITH understands that Redstar US holds its interest in the Property through fifty (50) unpatented mining claims originally located, and currently owned 100%, by Redstar US, all of which are in good standing and free and clear of any liens, charges, royalties or encumbrances. ITH also confirms Redstar's advice that all previous operations on the Property by or on behalf of Redstar have been in compliance with all applicable laws (including environmental laws) and that all necessary permits with respect to any such operations have been obtained as required and the requirements thereof adhered to.

2. Joint Venture and Initial Contributions. Redstar US and a to-be-incorporated wholly owned subsidiary of ITH ("ITH US") will form a joint venture (the "JV") to explore and, if warranted, develop and exploit the Property, in which ITH US will have an initial seventy (70%) percent interest and Redstar US will have an initial thirty (30%) percent interest. As its initial contribution to the JV, Redstar US will contribute all of its right, title and interest in and to the Property. Subject

9PN

to any revisions pursuant to paragraph 8, as its initial contribution to the JV, ITH US will:

(a) as its primary initial contribution, on or before March 15, 2011, contribute an aggregate of USD 2,500,000 in Expenditures in accordance with paragraph 4. ITH US may, at any time prior to ITH US having made its primary initial contribution, withdraw from the JV upon 30 days' notice at its option (whereupon it will have no further interest in the Property or the JV); and

(b) as its secondary initial contribution, prepare and deliver to the JV a feasibility study with respect to the feasibility (or otherwise) of placing the Property, or a portion thereof, into commercial production, and provide all Expenditures in connection therewith. ITH US may, at any time after having made its primary initial contribution, but prior to having completed its secondary initial contribution, elect, in its sole discretion, to cease making its secondary initial contribution, and thereupon its interest in the JV will be reduced from seventy (70%) percent to sixty (60%) percent and the interest of Redstar US in the JV will be correspondingly increased from thirty (30%) to forty (40%) percent.

3. Payments. Provided that the JV is still in effect and that ITH US has not given notice of its withdrawal therefrom, ITH will make the following payments to Redstar as consideration for Redstar causing Redstar US to enter into the JV and to guarantee the performance by Redstar US of its obligations thereunder:

Date	Payment
On or before ten (10) days following date of TSXV acceptance of this LOI ("Acceptance Date")	USD 20,000
On or before September 15, 2008	USD 20,000[(1)]
On or before March 15, 2009	USD 30,000[(1)]
On or before March 15, 2010	USD 50,000[(1)]
On or before March 15, 2011	USD 50,000[(1)]

Notes 1. If AngloGold exercises its back-in right (as described in paragraph 8) each of these payments would be reduced to 40% of the amounts shown above.

4. ITH US Initial Contribution Expenditures. Subject to its option to withdraw from the JV at any time as provided in paragraph 2 and any revisions pursuant to paragraph 8, the primary initial contribution by ITH US will be incurred as follows:

Date	Cumulative Expenditures
On or before March 15, 2008	USD 250,000
On or before March 15, 2009	USD 750,000
On or before March 15, 2010	USD 1,500,000
On or before March 15, 2011	USD 2,500,000

For the purposes hereof, the term "Expenditures" means all costs, expenses, obligations and liabilities of whatever kind or nature spent or incurred, directly or indirectly, by the manager of the JV ("Manager") in connection with the maintenance, exploration and development of the Property (including the Lease), in carrying out any activities directed towards ascertaining the existence, location, quality, quantity or commercial value of deposits of minerals in, upon or under the Property, in preparing feasibility studies, in preparing for the extraction, processing, treatment, sale and marketing of any minerals and including a fee in lieu of any charges for overhead, head office or management supervisory services equal to five (5%) percent of all such Expenditures.

5. Manager. The Manager of the JV will initially be Redstar US. ITH US will have the right to supply a representative from ITH US to be involved with the planning, implementation and execution of all work programs and other activities on or with respect to the Property ("Programs") while Redstar US acts as Manager. At any time after March 15, 2008, ITH US will have the right to become the Manager upon notice to that effect to Redstar US. All Programs will be designed and implemented by the Manager in consultation with each of ITH US and Redstar US, provided that, whether or not it is acting as Manager, ITH US will have the full discretion and final say over the type and scope of Programs while it is making its initial contribution. Redstar US will assign its US Exploration Manager, Jake Margolis, to the Programs (and any programs with respect to the "North Bullfrog" project) on a full-time basis until March 15, 2008.

6. Reports. While ITH US is making its initial contribution, the Manager will provide the JV Participants with:

(a) annual reports on all Programs, and the results thereof, carried out during each calendar year, such annual reports to be provided on or before March 1 in the calendar year following the year to which such annual report relates; and

(b) timely current reports, including all necessary details and background and supporting documentation, as may be required in order to permit each of ITH and Redstar to meet its continuous disclosure obligations under applicable securities laws and stock exchange rules, provided that such

reports will, in any event, be provided on not less than a calendar quarterly basis.

7. Default Period. If either ITH US or ITH is in default of any requirement hereof or of the formal agreement referred to in paragraph 9, Redstar or Redstar US, as applicable, may give notice to ITH or ITH US, as applicable, of such default, and if ITH or ITH US, as applicable has not, within a period of 30 days (unless such default is of a nature that cannot reasonably be cured within 30 days, in which case ITH or ITH US, as applicable, will have such period as is reasonably necessary to permit such default to be cured, provided that it proceeds diligently to cure such default), then Redstar US may, by notice, terminate the JV.

8. AngloGold Ashanti Back-in Right. ITH acknowledges that, pursuant to an agreement between Redstar and AngloGold Ashanti North America Inc. ("AngloGold"), at such time as an aggregate of USD 750,000 in exploration expenditures have been incurred on the Property, AngloGold has a one-time back-in right election to acquire a 60% interest in the Property by spending an additional USD 1,500,000 in exploration expenditures on the Property within three years of its election to exercise its back-in right. Accordingly, the parties agree that, if AngloGold exercises its back-in right, the resulting aggregate 40% interest of ITH US and Redstar US in the JV would divided as to 28% ITH US and 12% Redstar US and the primary and secondary initial contributions of ITH US will be varied as follows:

(a) the primary initial contribution will be a requirement for ITH US to incur, on behalf of the required contributions of ITH US and Redstar US to the JV in respect of their aggregate 40% interest, the aggregate sum of USD 1,000,000, such amount to be payable as and when required by the JV agreement to fund JV expenditures, and all Expenditures made by ITH US prior to the exercise by AngloGold of its back-in right election would be credited against such amount. If ITH US fails to make such revised primary initial contribution, it would be deemed to have withdrawn from the JV and to have no further interest therein; and

(b) the secondary initial contribution will be a requirement for ITH US to fund all JV expenditures required to be funded by ITH US and Redstar US up to the time of the delivery of a feasibility study. If ITH US fails to make such revised secondary initial contribution, its interest in the JV would be reduced to 24%, and that of Redstar US increased to 16%.

9. Formal Joint Venture Agreement. Redstar US and ITH US will use their commercially reasonable best efforts to settle and execute a formal joint venture agreement, substantially in the form of the RMMLF Model Form 5A precedent agreement, within a period of one hundred and twenty (120) days following the execution of this letter agreement, such formal Joint Venture agreement to reflect the terms and conditions of this letter together with such additional terms and conditions as are typical of U.S. mining joint ventures but this agreement is not subject to the settlement and execution of such formal agreement and is a binding

agreement upon acceptance hereof by Redstar and Redstar US. If there are disputes with respect to the form of the formal joint venture agreement, the matter will be referred to arbitration in accordance with the Rules of the American Arbitration Association.

10. Regulatory Acceptance. The obligations of ITH and ITH US hereunder are subject to the acceptance for filing of this letter of intent by the TSX Venture Exchange ("TSXV") on behalf of ITH, and ITH agrees to submit this letter of intent to the TSXV forthwith following the acceptance hereof by Redstar and Redstar US and request such acceptance.

If the foregoing correctly sets forth the agreement reached among us with respect to the Claims, kindly acknowledge this by signing and returning to us a copy of this letter on or before the close of business in Highlands Ranch, Colorado on the 5th business day following the date hereof, whereupon a binding legal agreement will be in effect between us and we will instruct our counsel to prepare the necessary formal joint venture agreement.

Sincerely,

INTERNATIONAL TOWER HILL MINES LTD.

Jeffrey A. Pontius
President and CEO

Agreed to and accepted this 15 day of March, 2007.

REDSTAR GOLD CORP.

Per: ______________________
Scott Weekes, President

Agreed to and accepted this 15 day of March, 2007.

REDSTAR GOLD USA INC.

Per: ______________________
Scott Weekes, President

Exhibit A

PROPERTY

PART I: Unpatented Mining Claims

Claim	BLM Serial	County	Loc Date	Mer Twp Rge Sec	Claimant / Owner	Document
HKM1	938037	Humboldt	2-Sep-06	21 45N 27E 14, 23	REDSTAR GOLD USA INC	2006-8456
HKM2	938038	Humboldt	2-Sep-06	21 45N 27E 23	REDSTAR GOLD USA INC	2006-8457
HKM3	938039	Humboldt	2-Sep-06	21 45N 27E 23	REDSTAR GOLD USA INC	2006-8458
HKM4	938040	Humboldt	2-Sep-06	21 45N 27E 23	REDSTAR GOLD USA INC	2006-8459
HKM5	938041	Humboldt	2-Sep-06	21 45N 27E 23	REDSTAR GOLD USA INC	2006-8460
HKM6	938042	Humboldt	2-Sep-06	21 45N 27E 23	REDSTAR GOLD USA INC	2006-8461
HKM7	938043	Humboldt	2-Sep-06	21 45N 27E 23	REDSTAR GOLD USA INC	2006-8462
HKM8	938044	Humboldt	2-Sep-06	21 45N 27E 22,23	REDSTAR GOLD USA INC	2006-8463
HKM9	938045	Humboldt	2-Sep-06	21 45N 27E 23	REDSTAR GOLD USA INC	2006-8464
HKM10	938046	Humboldt	2-Sep-06	21 45N 27E 23	REDSTAR GOLD USA INC	2006-8465
HKM11	938047	Humboldt	2-Sep-06	21 45N 27E 23	REDSTAR GOLD USA INC	2006-8466
HKM12	938048	Humboldt	2-Sep-06	21 45N 27E 23	REDSTAR GOLD USA INC	2006-8467
HKM13	938049	Humboldt	2-Sep-06	21 45N 27E 23	REDSTAR GOLD USA INC	2006-8468
HKM14	938050	Humboldt	2-Sep-06	21 45N 27E 23	REDSTAR GOLD USA INC	2006-8469
HKM15	938051	Humboldt	2-Sep-06	21 45N 27E 23	REDSTAR GOLD USA INC	2006-8470
HKM16	938052	Humboldt	2-Sep-06	21 45N 27E 22,23,26,27	REDSTAR GOLD USA INC	2006-8471
HKM17	938053	Humboldt	2-Sep-06	21 45N 27E 23,26	REDSTAR GOLD USA INC	2006-8472
HKM18	938054	Humboldt	2-Sep-06	21 45N 27E 23,26	REDSTAR GOLD USA INC	2006-8473
HKM19	938055	Humboldt	2-Sep-06	21 45N 27E 23,26	REDSTAR GOLD USA INC	2006-8474
HKM20	938056	Humboldt	2-Sep-06	21 45N 27E 23,26	REDSTAR GOLD USA INC	2006-8475
HKM21	938057	Humboldt	2-Sep-06	21 45N 27E 23,26	REDSTAR GOLD USA INC	2006-8476
HKM22	938058	Humboldt	2-Sep-06	21 45N 27E 23,26	REDSTAR GOLD USA INC	2006-8477
HKM23	938059	Humboldt	2-Sep-06	21 45N 27E 23,26	REDSTAR GOLD USA INC	2006-8478
HKM24	938060	Humboldt	2-Sep-06	21 45N 27E 27	REDSTAR GOLD USA INC	2006-8479
HKM25	938061	Humboldt	2-Sep-06	21 45N 27E 26,27	REDSTAR GOLD USA INC	2006-8480
HKM26	938062	Humboldt	2-Sep-06	21 45N 27E 26	REDSTAR GOLD USA INC	2006-8481
HKM27	938063	Humboldt	2-Sep-06	21 45N 27E 26	REDSTAR GOLD USA INC	2006-8482
HKM28	938064	Humboldt	2-Sep-06	21 45N 27E 26	REDSTAR GOLD USA INC	2006-8483
HKM29	938065	Humboldt	2-Sep-06	21 45N 27E 26	REDSTAR GOLD USA INC	2006-8484
HKM30	938066	Humboldt	2-Sep-06	21 45N 27E 26	REDSTAR GOLD USA INC	2006-8485
HKM31	938067	Humboldt	2-Sep-06	21 45N 27E 26	REDSTAR GOLD USA INC	2006-8486
HKM32	938068	Humboldt	2-Sep-06	21 45N 27E 26	REDSTAR GOLD USA INC	2006-8487
HKM33	938069	Humboldt	2-Sep-06	21 45N 27E 27	REDSTAR GOLD USA INC	2006-8488
HKM34	938070	Humboldt	2-Sep-06	21 45N 27E 26,27	REDSTAR GOLD USA INC	2006-8489
HKM35	938071	Humboldt	2-Sep-06	21 45N 27E 26	REDSTAR GOLD USA INC	2006-8490
HKM36	938072	Humboldt	2-Sep-06	21 45N 27E 26	REDSTAR GOLD USA INC	2006-8491
HKM37	938073	Humboldt	2-Sep-06	21 45N 27E 26	REDSTAR GOLD USA INC	2006-8492
HKM38	938074	Humboldt	2-Sep-06	21 45N 27E 26	REDSTAR GOLD USA INC	2006-8493
HKM39	938075	Humboldt	2-Sep-06	21 45N 27E 26	REDSTAR GOLD USA INC	2006-8494
HKM40	938076	Humboldt	2-Sep-06	21 45N 27E 26	REDSTAR GOLD USA INC	2006-8495
HKM41	938077	Humboldt	2-Sep-06	21 45N 27E 26	REDSTAR GOLD USA INC	2006-8496
HKM42	938078	Humboldt	2-Sep-06	21 45N 27E 14,23	REDSTAR GOLD USA INC	2006-8497
HKM43	938079	Humboldt	2-Sep-06	21 45N 27E 14,23	REDSTAR GOLD USA INC	2006-8498
HKM44	938080	Humboldt	2-Sep-06	21 45N 27E 14,23	REDSTAR GOLD USA INC	2006-8499
HKM45	938081	Humboldt	2-Sep-06	21 45N 27E 27	REDSTAR GOLD USA INC	2006-8500

HKM46	938082	Humboldt	2-Sep-06	21 45N 27E 27	REDSTAR GOLD USA INC	2006-8501
HKM47	938083	Humboldt	2-Sep-06	21 45N 27E 27	REDSTAR GOLD USA INC	2006-8502
HKM48	938084	Humboldt	2-Sep-06	21 45N 27E 28,27	REDSTAR GOLD USA INC	2006-8503
HKM49	938085	Humboldt	2-Sep-06	21 45N 27E 28	REDSTAR GOLD USA INC	2006-8504
HKM50	938086	Humboldt	2-Sep-06	21 45N 27E 28	REDSTAR GOLD USA INC	2006-8505